EXHIBIT 99.1

CORRECTION -- Adept Technology Reports First Quarter Fiscal Year 2011 Results

PLEASANTON, Calif., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), has noticed a typographical error on the Condensed Consolidated Statements of Operations in the news release dated November 4, 2010, titled "Adept Technology Reports First Quarter Fiscal Year 2011 Results" (the "Press Release"). Net loss for the three months ended September 25, 2010 and September 26, 2009 should read $(1,059) and $(82), respectively. The corrected Condensed Consolidated Statements of Operations is attached.

Company Profile

Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 25,	September 26,
	2010	2009

Revenues	$14,614	$11,706
Cost of revenues	8,221	6,382
Gross margin	6,393	5,324
Operating expenses:
Research, development
development
and engineering	1,682	1,214
Selling, general and
administrative	5,291	4,319
Amortization of other
intangibles assets	58	--
Total operating expenses	7,031	5,533

Operating loss	(638)	(209)
Interest expense, net	(12)	(1)
Currency exchange gain
(loss)	(370)	179

Loss before income
taxes	(1,020)	(31)
Provision for income
taxes	39	51
Net loss	$(1,059)	$(82)

Loss per share:
Basic and diluted	($0.12)	($0.01)

Shares used in
computing per share
amounts:
Basic and diluted	8,639	8,288
CONTACT:  Adept Technology, Inc.
          Lisa Cummins, Chief Financial Officer
          925-245-3400
          Investor.relations@adept.com